Exhibit 10.23
CONFIDENTIAL TREATMENT REQUESTED
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY
WITH THE SECURITIES AND EXCHANGE COMMISSION

SELECTICA, UK LIMITED
MAJOR ACCOUNT LICENSE AGREEMENT

This Agreement, dated as of December 05, 2003 (the “Effective Date”), is made and entered into by and between Selectica UK Limited, Venture House, Arlington Square, Downshire Way, Bracknell, Berkshire. RG12 1WA, United Kingdom (“SELECTICA”), and MCI WorldCom, Limited.,(“Customer”). SELECTICA and Customer agree as follows:

1.	DEFINITIONS

     Whenever used in this Agreement, the following terms will have the following specified meanings:

     1.1     “WorldCom Affiliate” means any entity directly or indirectly controlling or controlled by or under common control with WorldCom, Inc. a Georgia corporation.

     1.2     “EMEA Subsidiary” means any WorldCom Affiliate with its headquarters located in Europe, the Middle East, or Africa.

     1.3     “Documentation” means the documentation specified in Exhibit A attached hereto and licensed to Customer hereunder, together with any and all new releases, corrections and updates furnished by SELECTICA to Customer under this Agreement.

     1.4     “Software” means the computer software specified in Exhibit A attached hereto, in object code form.

2.	SOFTWARE DELIVERY AND LICENSE

     2.1     Deliverables. Upon execution of this Agreement, SELECTICA shall deliver to Customer one reproducible master copy of the Software licensed hereunder to Customer, in object code form, and one copy of the Documentation.

     2.2     Grant. Subject to the terms of this Agreement and payment of all fees, SELECTICA hereby grants Customer’ and each EMEA Subsidiary a nonexclusive, nontransferable, EMEA wide, perpetual license to:

     (a)     Install and use the Software ordered by Customer hereunder for use by Customer and each EMEA Subsidiary on the number of Customer’s or EMEA Subsidiary’s servers and/or users then authorized under this Agreement. The number of servers and/or users initially authorized hereunder is set forth in Exhibit A.

     (b)     Reproduce the Documentation for the Software ordered by Customer or any EMEA Subsidiary hereunder and/or incorporate all or any portion of the Documentation in training materials prepared by the Customer or any EMEA Subsidiary, in each case solely for the use of the Customer or any EMEA Subsidiary and provided that the copyright notices and other proprietary rights legends of SELECTICA are included on each copy of the Documentation and such materials.

     (c)     Reproduce and make one copy of the Software for archival and backup purposes.

     2.3     Restrictions. Customer shall use the Software and Documentation only for the purposes specified in section 2.2. In addition, without limitation, Customer shall not:

     (a)     use, copy, modify, change, translate, enhance or prepare derivative works of the Software or Documentation except as expressly permitted in Section 2.2;

     (b)     reverse engineer, disassemble or decompose the Software, except to the extent that such acts may not be prohibited under applicable law;

     (c)     remove, obscure, or alter any notice of patent, copyright, trade secret, trademark, or other proprietary rights notices present on any Software Documentation;

     (d)     sublicense, sell, lend, rent, lease, or otherwise transfer all or any portion of the Software or the Documentation to any third party except as may be permitted in Section 10.4 hereof;

     (e)     use the Software or the Documentation to provide services to third parties, or otherwise use the same on a “service business” basis provided; however, Customer shall have the right to allow customers and other authorized parties to access the Software as part of its normal course of business; and

     (f)     use the Software, or allow the transfer, transmission, export, or re-export of the Software or any portion thereof in violation of any export control laws or regulations applied by the United Kingdom [or administered by the U.S. Commerce Department, OFAC, or any other applicable government agency.

     2.4     Proprietary Rights. The Software and the Documentation contains valuable patent, copyright, rights in databases, trade secret, trademark and other proprietary rights of SELECTICA. Except for the license granted under Section 2.2, SELECTICA reserves all rights to the Software and Documentation. No title to or ownership of any Software or proprietary rights related to the Software or Documentation is transferred to Customer under this Agreement.

     2.5     Protection Against Unauthorized Use. Customer shall promptly notify SELECTICA of any unauthorized use of the Software or Documentation which comes to Customer’s attention. In the event of any unauthorized use by any of Customer’s employees, agents or representatives, Customer shall use its best efforts to terminate such unauthorized use and to retrieve any copy of the Software or Documentation in the possession or control of the person or entity engaging in such unauthorized use. SELECTICA may, at its option and expense, participate in any such proceeding and, in such an event, Customer shall provide such authority, information and assistance related to such proceeding as SELECTICA may reasonably request.

     2.6     Records. Customer shall ensure that each copy it makes of all or any portion of the Software or the Documentation includes the notice of copyright or other proprietary rights legends appearing in or on the Software or the Documentation delivered to Customer by SELECTICA; shall keep accurate records of the reproduction and location of each copy; and upon request of SELECTICA, shall provide SELECTICA with complete access to such records and to Customer facilities, computers and the Software and Documentation for the purpose of auditing and verifying Customer’s compliance with this Agreement.

3.	SUPPORT SERVICES, TRAINING AND MAINTENANCE

     Provided Customer has paid SELECTICA the applicable maintenance fee specified in Exhibit B, SELECTICA will use reasonable commercial efforts to provide the maintenance services set forth as described in Exhibit C and the training services described in Exhibit D.

4.	COMPENSATION

     4.1     License Fee. Customer will pay SELECTICA the Software License Fee specified in Exhibit B.

     4.2     Maintenance Fee. Customer agrees to pay SELECTICA the Annual Maintenance Fee in the amount and in accordance with the terms of Exhibit B for maintenance services for the first twelve (12) month period commencing on the Effective Date. Customer may renew the maintenance services described in Exhibit C thereafter on an annual basis by payment of the maintenance fee before the beginning of each new twelve (12) month period. SELECTICA reserves the right to change the maintenance fee from time to time after the end of the first twelve (12) month period after the Effective Date, but such change in the fees shall only impact Customer for a subsequent term and Selectica may not increase the fees due from Customer during the course of any given term SELECTICA shall give Customer at least sixty (60) days prior written notice of any such change. SELECTICA reserves the right to charge Customer a reinstatement fee to resume such maintenance services if Customer has not continuously maintained such services in effect in accordance with the terms of this Section 4.2.

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     4.3     Payment. All fees, charges and other sums payable to SELECTICA under this Agreement will be due and payable on the dates specified in Exhibit B, or within thirty (30) days after invoice date if no date is specified in Exhibit B. All monetary amounts are specified and shall be paid in the lawful currency of the United Kingdom. Customer shall pay all amounts due under this Agreement to SELECTICA at the address set forth herein or such other location as SELECTICA designates in writing. Any amount not paid when due will bear interest at the rate of 4% above the base lending rate of SELECTICA’s principal bankers, determined and compounded on a daily basis from the date due until the date paid. All fees, charges and other sums payable to SELECTICA under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties (excluding any applicable federal and state taxes based on SELECTICA’s net income), payment of which shall be the sole responsibility of Customer.

5.	TERM AND TERMINATION

     5.1     Term. The term of this Agreement and the license set forth in Section 2.2 shall commence on the Effective Date and shall end upon the termination of this Agreement pursuant to Section 5.2 or 5.3.

     5.2     Termination by Customer. Customer may terminate this Agreement and any licenses upon thirty (30) days written notice to SELECTICA. Upon termination, Customer shall return to SELECTICA all copies of the Software and the documentation in its possession or control, or provide written notice certifying destruction of such, subject to verification of the same by SELECTICA to SELECTICA’s satisfaction in its sole discretion. Such termination shall not relieve Customer of any of its outstanding financial obligations to SELECTICA.

     5.3     Termination by SELECTICA. If Customer defaults in the performance of or compliance with any of its obligations under this Agreement, and such default has not been remedied or cured within thirty (30) days after SELECTICA gives Customer written notice specifying the default (or immediately in the case of a breach of Section 2), SELECTICA may terminate this Agreement and any licenses. Termination is not an exclusive remedy and all other remedies will be available whether or not termination occurs.

     5.4     Either party may terminate this Contract immediately at any time by giving written notice to the other party if the other party becomes or is deemed insolvent, has a receiver, manager, administrator or equivalent officer appointed of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purposes of amalgamation or reconstruction).

     5.5     Post Termination. Upon termination of this Agreement, Customer shall promptly cease the use of the Software and Documentation and destroy (and in writing certify such destruction) or return to SELECTICA all copies of the Software and Documentation then in Customer’s possession or control.

     5.6     Survival. Sections 2.3-2.6, 4, 5.4, 8, 9 and 10 shall survive the termination of this Agreement. The license granted under Section 2.2 shall survive termination of this Agreement, provided that Selectica may terminate such license immediately upon a breach of Sections 2, 4, 6, 8, 10.1 or 10.4. Termination shall be without prejudice to the rights of either party accrued at the date of termination.

6.	CONFIDENTIALITY

     6.1     Both parties acknowledge that, in the course of performing this Agreement, they may obtain information relating to products (such as goods, services, and software) of the other party, or relating to the parties themselves, which is of a confidential and proprietary nature (“Confidential Information”). Confidential Information includes, Software, Documentation and all communications concerning Selectica’s or Customer’s business and marketing strategies including but not limited to employee and customer lists, customer profiles, project plans, design documents, product strategies and pricing data, research, advertising plans, leads and sources of supply, development activities, design and coding, interfaces with Selectica software, anything provided by Selectica in connection its support or warranty obligations under this Agreement, including, without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical plans and other information of the parties which by its nature can be reasonably expected to be proprietary and confidential, whether it is presented in oral, printed, written, graphic or photographic or other tangible form (including information received, stored or transmitted electronically) even though specific designation as Confidential Information has not been made.

     6.2     The parties (including subcontractors) shall at all times, both during the term of this Agreement and thereafter keep in trust and confidence all Confidential Information of the other party and shall not use such Confidential Information other than as necessary to carry out its duties under this Agreement, nor shall either party disclose any such Confidential Information to third parties, excluding subcontractors with a need to know and who have signed comparable non-disclosure agreements to protect Customer’s Confidential Information, without the other party’s prior written consent. Nothing in this Agreement shall be construed to limit Selectica’s ability to use or disclose Developer Stock (as defined below).

     6.3     The obligations of confidentiality shall not apply to information which (a) has entered the public domain except where such entry is the result of a party’s breach of this Agreement; (b) prior to disclosure hereunder was already in the receiving party’s possession without restriction; (c) subsequent to disclosure hereunder is obtained by the receiving party on a non-confidential basis from a third party who has the right to disclose such information; or (d) was developed by the receiving party without use of the Confidential Information.

     6.4     Neither party shall disclose, advertise, or publish the terms and conditions of this Agreement or any SOW without the prior written consent of the other party except that Selectica may disclose the terms of this Agreement to 1) potential acquirers pursuant to the terms of a non-disclosure or confidentiality agreement, 2) potential investors and 3) as required by law or court order.

     6.5     Neither party grants the other party any rights to use its trademarks, service marks, or other proprietary symbols or designations.

7.	WARRANTIES AND REMEDIES

     7.1     Performance Warranty and Remedy. SELECTICA warrants to Customer that when operated in accordance with the Documentation and other instructions provided by SELECTICA, the Software will perform substantially in accordance with the functional specifications set forth in the Documentation for a period of ninety (90) days after delivery of the Software to the Customer. If the Software fails to comply with the warranty set forth in this Section 7.1, SELECTICA will use reasonable commercial efforts to promptly correct the noncompliance provided that: Customer notifies SELECTICA of the noncompliance within (90) ninety days after delivery of the Software to the Customer, and SELECTICA is able to reproduce the noncompliance as communicated by Customer to SELECTICA. If after the expenditure of reasonable efforts, SELECTICA is unable to correct any such noncompliance, SELECTICA may refund to Customer all or an equitable portion of the license fee paid by Customer to SELECTICA for such Software in full satisfaction of Customer’s claims relating to such noncompliance upon Customer’s return of said Software. ANY LIABILITY OF SELECTICA WITH RESPECT TO THE SOFTWARE OR PERFORMANCE THEREOF UNDER ANY WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY WILL BE LIMITED EXCLUSIVELY TO SOFTWARE REPLACEMENT OR, IF PRODUCT REPLACEMENT IS INADEQUATE AS A REMEDY OR, IN THE SELECTICA’S OPINION, IMPRACTICAL, TO A REFUND OF THE LICENSE FEE.

     7.2     Warranty Limitations. The warranties set forth in Section 7.1 apply only to the latest release of the Software made available by SELECTICA to Customer. Such warranties do not apply to any noncompliance of the software resulting from misuse, casualty loss, use or combination of the Software with any products, goods, services or other items furnished by anyone other than SELECTICA, any modification not made by or for SELECTICA, or any use of the Software by Customer in contradiction of the terms of this Agreement.

8.	INDEMNIFICATION

     SELECTICA agrees to hold Customer and the EMEA Affiliates harmless from liability to third parties resulting from infringement of any

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patent or copyright, rights in databases or trade secret by the Software as used within the scope of this Agreement, and to pay all damages and costs, including reasonable legal fees, which may be assessed against Customer under any such claim or action. SELECTICA shall be released from the foregoing obligation unless Customer provides SELECTICA with (i) written notice within fifteen (15) days of the date Customer first becomes aware of such a claim or action, or possibility thereof; (ii) sole control and authority over the defense or settlement thereof; and (iii) proper and full information and assistance to settle and/or defend any such claim or action. Without limiting the foregoing, if a final injunction is, or SELECTICA believes, in its sole discretion, is likely to be, entered prohibiting the use of the Software by Customer as contemplated herein, SELECTICA will, at its sole option and expense, either (a) procure for Customer the right to use the infringing Software as provided herein or (b) replace the infringing Software with noninfringing, functionally equivalent products, or (c) suitably modify the infringing Software so that it is not infringing; or (d) in the event (a), (b) and (c) are not commercially reasonable, terminate the license, accept return of the infringing Software and refund to Customer an equitable portion of the license fee paid therefor. Except as specified above, SELECTICA will not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the foregoing, SELECTICA assumes no liability for infringement claims with respect to Software (i) not supplied by SELECTICA, (ii) made in whole or in part in accordance to Customer’s specifications, (iii) that is modified after delivery by SELECTICA, (iv) combined with other products, processes or materials where the alleged infringement relates to such combination, (v) where Customer continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (vi) where Customer’s use of the Software is not strictly in accordance with this Agreement. THE FOREGOING PROVISIONS OF THIS SECTION 8 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF SELECTICA AND THE EXCLUSIVE REMEDY OF CUSTOMER, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, RIGHTS IN DATABASE, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE. CUSTOMER SHALL HAVE NO REMEDY IN RESPECT OF ANY UNTRUE STATEMENT MADE TO IT UPON WHICH IT RELIED IN ENTERING THIS AGREEMENT (UNLESS SUCH UNTRUE STATEMENT WAS MADE KNOWING IT WAS UNTRUE) OTHER THAN ANY REMEDY IT MAY HAVE FOR BREACH OF THE EXPRESS TERMS OF THIS AGREEMENT.

9.	DISCLAIMER WARRANTY AND LIMITATION OF LIABILITY

     9.1     Disclaimer of Warranties. TO THE EXTENT PERMITTED BY LAW EXCEPT AS SET FORTH IN SECTION 7.1, SELECTICA MAKES NO WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY REGARDING OR RELATING TO THE SOFTWARE OR THE DOCUMENTATION OR ANY MATERIALS OR SERVICES FURNISHED OR PROVIDED TO CUSTOMER UNDER THIS AGREEMENT. SELECTICA SPECIFICALLY DISCLAIMS ALL IMPLIED CONDITIONS, WARRANTIES, AND TERMS OF FITNESS FOR A PARTICULAR PURPOSES, AND SATISFACTORY QUALITY WITH RESPECT TO THE SOFTWARE, DOCUMENTATION AND ANY OTHER MATERIALS AND SERVICES PROVIDED BY SELECTICA HEREUNDER, AND WITH RESPECT TO THE USE OF THE FOREGOING. FURTHER, SELECTICA DOES NOT WARRANT RESULTS OF USE OR THAT THE SOFTWARE IS BUG FREE OR THAT THE CUSTOMER’S USE WILL BE UNINTERRUPTED.

     9.2     Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 8, IN NO EVENT WILL SELECTICA BE LIABLE FOR ANY LOSS OF REVENUE, PROFITS (INCLUDING LOSS OF PROFIT ON CONTRACTS), LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF USE OF MONEY, ANTICIPATED SAVINGS, GOODWILL, LOSS, DAMAGE OR CORRUPTION OF DATA, COST TO RECOVER, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES HOWSOEVER CAUSED OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOFTWARE, DOCUMENTATION OR ANY MATERIALS OR SERVICES PERFORMED HEREUNDER, WHETHER ALLEGED AS A BREACH OF CONTRACT, DELICT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, INCLUDING NEGLIGENCE, EVEN IF SELECTICA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, SELECTICA WILL NOT BE LIABLE FOR ANY DAMAGES CAUSED BY DELAY IN THE DELIVERY OR FURNISHING OF THE SOFTWARE, DOCUMENTATION, OR OTHER MATERIALS OR SERVICES. SELECTICA’s LIABILITY UNDER THIS AGREEMENT FOR DAMAGES WILL NOT, IN ANY EVENT, EXCEED 100 (ONE HUNDRED) PERCENT OF THE TOTAL VALUE FOR THIS AGREEMENT.

     9.3     SUBJECT TO SECTION 9.1 AND 9.2, SELECTICA SHALL BE LIABLE FOR LOSS OR DAMAGE TO THE CUSTOMER’S TANGIBLE PROPERTY RESULTING FROM (i) DEFECTS IN THE SOFTWARE CAUSED BY SELECTICA’S NEGLIGENCE OR (ii) BY THE NEGLIGENCE OF ITS EMPLOYEES IN THE PERFORMANCE OF THIS AGREEMENT, UP TO A MAXIMUM OF £10,000 PER EVENT OR SERIES OF CONNECTED EVENTS.

NEITHER COMPUTER OR MAGNETIC MEDIA NOR LOSS OF DATA SHALL CONSTITUTE PHYSICAL DAMAGE TO PROPERTY FOR THE PURPOSES OF THIS SECTION 9.3.

     9.4     NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT SELECTICA’S LIABILITY FOR (i) THE TORT OF DECEIT (ii) DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE (AS DEFINED IN S.1(1) UNFAIR CONTRACT TERMS ACT 1977) (iii) ANY BREACH OF THE OBLIGATIONS IMPLIED BY S.12 SALE OF GOODS ACT 1979 OR S.2 SUPPLY OF GOODS AND SERVICES ACT 1982 OR (iv) ANY LIABILITY WHICH CANNOT BE EXCLUDED BY LAW.

10.	MISCELLANEOUS

     10.1   Nondisclosure of Agreement. Customer shall not disclose the terms of this Agreement or the ongoing business relationship initiated by this Agreement except as required by law or governmental regulation without SELECTICA’s prior written consent, except that customer may disclose the terms of this Agreement on a confidential basis to Customer’s accountants, attorneys, parent organizations and financial advisors and lenders.

     10.2   Reference Account. Customer consents to SELECTICA’s identification of Customer as a user of the Software and will cooperate with SELECTICA in furnishing nonconfidential information about Customer’s software use for informational and promotional use by SELECTICA. No public press releases, case studies or other public forum information exchange about Customer’s use of SELECTICA’s Software will be implemented without prior written permission of Customer. Customer agrees to the following reference account activities under this agreement between Customer and SELECTICA; Press Release upon deal signature, Case Study upon project completion and execution of reference calls by a nominated representative of Customer.

     10.3   Notices. Any notice or other communication under this Agreement given by either party to the other will be deemed to be properly given if given in writing and delivered in person or facsimile, if acknowledged received by return facsimile or followed within one day by a delivered or mailed copy of such notice, or if mailed, properly addressed and stamped with the required postage, to the intended recipient at its address specified in this Agreement. Either party may from time to time change its address for notices under this Section by giving the other party notice of the change in accordance with this Section 10.3.

     10.4   Assignment. Customer may not assign sub-contract, sub-license or sell (directly, by operation of law or otherwise) this Agreement or any of its rights under this Agreement without the prior written consent of SELECTICA except that Customer may assign all, but not part, of this Agreement and the Software and Documentation then in its possession or control to the successor of Customer in a merger or other similar corporate reorganization outside of the course of Customer’s normal business operations or to the purchaser of substantially all of Customer’s assets, provided such successor or purchaser agrees in writing to comply with the terms of this Agreement. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties and their respective successors and assigns.

     10.5   Nonwaiver. Any failure of either party to insist upon or enforce performance by the other party of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment of such

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party’s right to assert or rely upon such provision, right or remedy in that or any other instance.

     10.6   Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between SELECTICA and Customer relating to the Software, Documentation, services and other items subject to this Agreement. No amendment of this Agreement will be valid unless set forth in a written instrument signed by both parties.

     10.7   Governing Law and Arbitration. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 UN Convention on Contracts for the International Sale of Goods, but instead shall be governed by and construed under the laws England. The parties irrevocably submit to the [exclusive] jurisdiction or English courts.

     10.8   Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding to the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

     10.9   Applicability of Provisions Limiting SELECTICA’s Liability. The provisions of this Agreement under which the liability of SELECTICA is excluded or limited, shall not apply to the extent that such exclusions or limitations are declared illegal or void under any applicable laws, unless the illegality or invalidity is cured under such laws by the fact that the law of England governs this Agreement.

     10.10   Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement, other than monetary obligations, as a result of any cause or condition beyond such party’s reasonable control.

     10.11   Acceptance. Neither this Agreement nor any of its EXHIBITs will become effective until accepted by SELECTICA at its offices in United Kingdom. In addition, neither this Agreement nor any of its EXHIBITs will become effective until an SAP Purchase order referring to this Agreement is issued by Customer or any EMEA Affiliate, provided that if no such Purchase Order is issued within thirty (30) days after execution by SELECTICA, the entire agreement shall become null and void.

In Witness whereof, the parties have executed this Agreement by their duly authorized representatives.

SELECTICA, UK LIMITED
(“SELECTICA”)

By:

Name:

Title:

Date:

Address:	[*]
[*]
[*]
[*]
[*]
Telephone #:	[*]

Facsimile #:	[*]

MCI WorldCom Limited
(“Customer”)

By:

Name:

Title:

Date:

Address:

[*]
[*]
[*]
[*]
[*]

Telephone #:	[*]

Facsimile #:	[*]

* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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Exhibit A

Description of Software
Licensed Servers, Seats and User Sessions

Selectica Configurator Platform

Unix (Solaris/AIX/Itanium) – 2 CPU License	[*]

Selectica Configurator Usage Licensing – Simultaneous Users Sessions	[*]

Selectica Configurator, Test and Development Server – 2 CPU License	[*]

Selectica Integrated Modelling Environment – Studio and Application Builder	[*]

Selectica Application Data Manager (ADM)	[*]

Selectica Pricer Platform

Unix (Solaris) – 2 CPU License	[*]

Selectica Pricer Usage Licensing – Simultaneous Users Sessions	[*]

Selectica Pricer, Test and Development Server – 2 CPU License	[*]

Selectica Pricer, Pricer Manager	[*]

Selectica Pricer, Price List Manager	[*]

Selectica Integration Environment

Selectica JAVA API Advanced Development Kit (ADK) – Application License	[*]

Selectica Connector to IBM WebSphere Business Integration Services – Application License	[*]

In each instance above where no reference is made to either CPUs, Simultaneous Sessions or Application Licenses the number refers to the number of Licensed Seats. A Licensed Seat is an individual who is authorized by Customer to use the Software, regardless of whether the individual is actively using the Software at any given time. The Application License is for the “EMEA Siebel 7 Phase 1B Order Validation and Pricing” Application.

Simultaneous User Sessions

“Simultaneous Users Session” shall be defined as the elapsed time during which an individual user of the system begins a process utilizing the Software until the user either finishes the Software process, or abandons the Software process and the system times out.

The total number of “Simultaneous User Sessions” shall be the average of the [*] of Simultaneous User Sessions during separate days within any quarterly period (on a calendar year basis). Selectica shall provide Customer with instructions to generate reports documenting the number of Simultaneous Users Session. Customer will send Selectica quarterly reports within thirty (30) days of the end of each fiscal quarter documenting the number of Simultaneous Users Sessions.

Customer shall be required to inform Selectica of any installations of the Software on additional Customer sites.

* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B

License and Maintenance Fees

1.	License Fee

License Fee: £ [*]

Software License Fee Payment Schedule

Invoice Date	Amount	Payment Terms
December 5th, 2003	[*]	Net 30 Days

2.	Maintenance Fee. Maintenance fees are equal to 18% of the current published product license list price, and are due in advance on an annual basis. Maintenance fees for the use of the Software on any additional servers or workstations licensed subsequent to the Effective Date will be payable concurrently with the additional server or user license fee on a pro-rated annual basis.

Annual Maintenance Fee: £ [*]

Maintenance and Support Services Payment Schedule

Invoice Date	Amount	Payment Terms
December 5th, 2003	[*]	Net 30 Days

Pursuant to Section 4.3 of the Agreement, the fees set forth above do not include tax, fees or duties, if any.

* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit C

Maintenance Terms and Conditions

The following sets forth the terms and conditions of the maintenance services offered to Customer. Capitalized terms not defined in this Attachment have the same meaning as in this Agreement.

1.	DEFINITIONS.

•	“Error” means an error in the Software which significantly degrades such Software as compared to Selectica’s published performance specifications.

•	“Error Correction” means the use of reasonable commercial efforts to correct Errors.

•	“Fix” means the repair or replacement of object or executable code versions of the Software to remedy an Error.

•	“Support Services” means Selectica’s support services as described in Section 2.

•	“Update” means a release of a Software Product which consists of minor corrections, bug fixes and enhancements without substantial added functionality or features and which is denoted by any change to the numbers to the right of the first decimal point (e.g., a change from 2.0 to 2.1 or from 2.1.1 to 2.1.2).

•	“Upgrade” means a release of a Software Product which consists of a new version with substantial enhancements, added functionality or new features and which is denoted by a change to the number to the left of the first decimal point (e.g., a change from 2.x to 3.x).

•	“Workaround” means a change in the procedures followed or data supplied by Company to avoid an Error without substantially impairing Customer use of the Software.

•	“Regular Hours” means 8:30AM to 5:00PM Greenwich Mean Time on Selectica’s regular business days.

2.	SCOPE OF SUPPORT SERVICES. Subject to Section 4 of this Attachment, Selectica shall use all reasonable commercial efforts to provide the following services for the Software:

•	Technical Communication. Maintain a center capable of receiving information from Company by telephone, electronic mail, fax or postal mail for support of the Software. Live communication with Selectica personnel is limited to Regular Hours. Outside of such regular hours, Selectica shall have an automated answering service to take messages, such messages shall be reviewed by Selectica technical personnel at the beginning of the next business day. Company may only have access to the Selectica support organization via Customer Authorized Contact Persons designated above. In case of the Select Advantage support program, technical communication will be provided beyond regular business hours via pager support.

•	Maintenance Release. From time to time, provide Updates and Upgrades of the Software to Company (free of charge) that Selectica makes generally available. All such Updates and Upgrades and shall be subject to the terms and conditions of the Agreement.

•	Modifications of Software. Selectica shall accommodate requests for modifications, however, Selectica is under no obligation to incorporate those requests from Company in future releases of The Software.

•	Error Correction. Selectica shall exercise commercially reasonable efforts to correct any Error reported by Company in the current unmodified release of Software.

Call Process and Escalation Matrix

ESCALATION MATRIX

Engineering
			Notify Field	Notified (Field
			Management	Account
Severity Criteria	Response Time	Acting Party	Technical	Engineer on
			Support	Site if
			Manager	necessary)
1. Down system, 100% of users affected	[*] hour	Field Account Engineer/Support Engineer	After [*] hours	After [*] hours

2. System up, critical features (backup, login, check-in, search) inoperable, NO WORKAROUND	[*] hour	Field Account Engineer/Support Engineer	After [*] hours	After [*] hours

3. System up, critical features inoperable, WORKAROUND	[*] hours response time	Field Account Engineer/Support Engineer	After [*] hours	After [*] week

4. Non-Critical feature inoperable	[*] hours response time	Field Account Engineer/Support Engineer	See call process	See call process

5. User question; enhancement	[*] hours response time	Field Account Engineer/Support Engineer	See call process	See call process

CALL PROCESS for rows 4 and 5 of Escalation Matrix

Process Steps	Response Time	Acting Party	Next Action
Initial Call	Within [*] hours	Field Account Engineer/Support Engineer	Severity Evaluation (See severity criteria)

Severity Evaluation	Within [*] hour	Field Account Engineer/Support Engineer	See Problem Determination.

Problem Determination	Within [*] weeks	Field Account Engineer/Support Engineer	Field, Technical Support Manager notified

Plan for resolution, schedule to fix	Dependent upon problem, but as soon as possible	Field Account Engineer, Technical Support Manager, Support Engineer

* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.	CUSTOMER RESPONSIBILITIES. Company is responsible for isolating the problem, for eliminating other factors as potential causes of the problem and for providing sufficient information, data and test cases to allow Selectica to readily reproduce all reported Errors. If Selectica believes that a problem reported by Company may not be due to an Error in Software, Selectica will so notify Company.

4.	EXCLUSIONS. Selectica shall have no obligation to support: (i) Customer altered or Customer damaged Software or any portion of Software incorporated with or into other software; (ii) Software that is not the then current release or immediately Previous Sequential Release which is aged six (6) months or more since the issuance of the successive release; (iii) Software problems caused by Customer negligence, abuse or misapplication, use of Software other than as specified in Selectica user manual or other causes beyond the control of Selectica; or (iv) Software installed on any hardware that is not listed in Exhibit A and agreed with Selectica. Selectica shall have no liability for any changes in Customer hardware, which may be necessary to use Software due to a Workaround or maintenance release.

5.	DISCLAIMER OF WARRANTY. THESE TERMS AND CONDITIONS DEFINE A SERVICE ARRANGEMENT AND NOT A SOFTWARE WARRANTY. ALL LICENSED PRODUCTS AND MATERIALS RELATED THERETO ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THIS AGREEMENT. THESE TERM AND CONDITIONS DO NOT CHANGE OR SUPERSEDE ANY TERM OF ANY SUCH AGREEMENT.

Exhibit D

Training Services

Selectica Studio Modelling Course	[*]

Selectica Graphical User Interface Course	[*]

Selectica Pricer Manager Course	[*]

Selectica Server Administration Course	[*]

Selectica JAVA API Advanced Development Kit Course	[*]

1.	Educational Services Fee

Educational Services Fee: £ [*]

Educational Services Fee Schedule

Invoice Date	Amount	Payment Terms
On Training Completion	[*]	Net 30 Days

* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.